                                  SCHEDULE 14C
                                 (RULE 14c-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION

        Information Statement Pursuant to Section 14(c) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Check the appropriate box:

/X/   Preliminary information statement   / /   Confidential, for use of the commission
                                                only (as permitted by rule 14c-5(d)(2))
/ /   Definitive information statement

                 FRESENIUS NATIONAL MEDICAL CARE HOLDINGS, INC.
                (Name of Registrant as specified in Its Charter)

      Payment of filing Fee (Check the appropriate box):

      /X/  No fee required.

      / /  Fee computed on table below per Exchange Act rules 14c-5(g) and 0-11.
      (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

      (2)   Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

      (4)   Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

      (5)   Total fee paid:

--------------------------------------------------------------------------------

      / /   Fee paid previously with preliminary materials.

      / / Check box if any part of the fee is offset as provided by Exchange Act rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

--------------------------------------------------------------------------------

      (2)   Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

      (3)   Filing Party:

--------------------------------------------------------------------------------

      (4)   Date Filed:

--------------------------------------------------------------------------------

                 FRESENIUS NATIONAL MEDICAL CARE HOLDINGS, INC.

                            ------------------------


                       1997 ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 11, 1997


TO THE SHAREHOLDERS:

      Notice is hereby given that the 1997 Annual Meeting of Shareholders of Fresenius National Medical Care Holdings, Inc., a New York corporation (the "Company"), will be held at the Doubletree Guest Suites Hotel, 550 Winter Street, Waltham, Massachusetts 02154 on Wednesday, June 11, 1997 at 3:00 p.m. for the following purposes:

            1.    To amend the Certificate of Incorporation of the Company to
                  (i) eliminate classification of the Board of Directors, (ii) reduce the number of directors to not less than three nor more than nine and (iii) change the name of the Company to "Fresenius Medical Care Holdings, Inc.";

            2. To elect two directors of the Company, who will be Class II directors, pending full effectiveness of the proposed amendment to the Certificate of Incorporation referred to in Proposal 1, which must be implemented in stages so as not to shorten the term of any incumbent director; and

            3. To transact any and all other business that may properly come before the meeting.

      All shareholders of record at the close of business on April 24, 1997 are entitled to notice of and to vote at this meeting.

      The Company's audited financial statements, together with certain other information concerning the Company, are included in the Company's Annual Report on Form 10-K which is enclosed herewith.

      WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                          By order of the Board of Directors,


                                          William F. Grieco
                                          General Counsel and Secretary

Lexington, Massachusetts
April 30, 1997

                                TABLE OF CONTENTS

INTRODUCTION.................................................................  1

PROPOSAL 1 -- AMENDMENT TO THE CERTIFICATE OF INCORPORATION .................  2

PROPOSAL 2 -- ELECTION OF DIRECTORS .........................................  4

EXECUTIVE COMPENSATION ......................................................  7

REPORT OF THE BOARD OF DIRECTORS REGARDING EXECUTIVE
COMPENSATION ...............................................................  22

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
 MANAGEMENT ................................................................  23

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS .............................  26

INDEPENDENT PUBLIC ACCOUNTANTS .............................................  33

OTHER MATTERS ..............................................................  33

APPENDIX A -- CERTIFICATE OF AMENDMENT OF THE CERTIFICATE
 OF INCORPORATION OF FRESENIUS NATIONAL MEDICAL CARE
 HOLDINGS, INC. UNDER SECTION 805 OF THE BUSINESS
 CORPORATION LAW ..........................................................  A-1

                              INFORMATION STATEMENT

      This Information Statement, dated April 30, 1997, is furnished in connection with the 1997 Annual Meeting of Shareholders of Fresenius National Medical Care Holdings, Inc. (the "Company") to be held at the Doubletree Guest Suites Hotel, 550 Winter Street, Waltham, Massachusetts 02154 on Wednesday, June 11, 1997 at 3:00 p.m., and any adjournments thereof (the "Annual Meeting"), for the purposes set forth in the notice of such meeting.

      WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

      It is expected that this Information Statement will be mailed to shareholders on or about April 30, 1997.

      The complete mailing address of the Company's principal executive office is Two Ledgemont Center, 95 Hayden Avenue, Lexington, Massachusetts 02173 (telephone (617) 402-9000).

      Only shareholders of record at the close of business on April 24, 1997 are entitled to vote at the Annual Meeting and any adjournments thereof. At that record date, the following voting shares of the Company were outstanding:

          CLASS                    SHARES           VOTES PER
                                OUTSTANDING           SHARE
6% Preferred Stock                 36,460              160

Class A Preferred Stock            16,176              16

Class B Preferred Stock            21,483              16

Class D Special Dividend         89,062,316            0.1
Preferred Stock

Common Stock                     90,000,000             1

      Holders of all shares will vote together as a single class on all matters expected to be acted on at the Annual Meeting.

      Appraisal rights are not available to shareholders with respect to any matter expected to be acted upon at the Annual Meeting.


CHANGE OF CONTROL

      All of the Company's Common Stock (the "Common Stock") is currently held by Fresenius Medical Care AG ("Fresenius Medical Care"). On September 30, 1996, the

Company completed a reorganization (the "Reorganization") described in detail in the Joint Proxy Statement-Prospectus of Fresenius Medical Care, the Company and Fresenius USA, Inc. ("Fresenius USA") dated August 2, 1996. The Reorganization was accomplished pursuant to the Agreement and Plan of Reorganization dated as of February 4, 1996, as amended, among the Company, Fresenius Aktiengesellschaft ("Fresenius AG") and Fresenius USA. Shareholders of the Company approved the Reorganization on September 16, 1996. On September 27, 1996, pursuant to the Distribution Agreement, dated February 4, 1996, the Company distributed to its common shareholders (the "Distribution") 100% of the capital stock of Grace Holding, Inc., a Delaware corporation and formerly a wholly-owned subsidiary of the Company ("New Grace"), which holds all of the assets and liabilities formerly held by the Company, other than those of its wholly-owned subsidiary, National Medical Care, Inc. ("NMC"). Immediately following the Distribution, (i) the Company was recapitalized so that each holder of shares of the Company's Common Stock received one share of Class D Special Dividend Preferred Stock ("Class D Preferred Stock") for each share of the Company's Common Stock held of record as of the close of business on September 27, 1996 and (ii) the Company's name was changed to Fresenius National Medical Care Holdings, Inc. Thereafter, WRG Merger Sub Inc., a New York corporation and a wholly-owned subsidiary of Fresenius Medical Care, merged with and into the Company with the Company as the surviving corporation. As a result of the Reorganization, the Company became a subsidiary of Fresenius Medical Care. Following the Reorganization, Fresenius Medical Care contributed all of the outstanding common stock of Fresenius USA ("Fresenius USA Common Stock") to the Company.

      The Annual Report on Form 10-K of the Company, including the Company's audited consolidated financial statements for the year ended December 31, 1996, is being mailed to the Company's shareholders with this Information Statement. The Annual Report on Form 10-K is not to be regarded as proxy soliciting material or as a communication by means of which a solicitation of proxies is to be made.

      At the date hereof, management of the Company has no knowledge of any business other than that described in the notice for the Annual Meeting which will be presented for consideration at such Annual Meeting.


                                   PROPOSAL 1
                  AMENDMENT TO THE CERTIFICATE OF INCORPORATION

      An amendment to Article First of the Company's Certificate of Incorporation is being sought to change the name of the Company to "Fresenius Medical Care Holdings, Inc." On April 16, 1997, the Board of Directors unanimously adopted resolutions approving a proposal to change the name of the Company to "Fresenius Medical Care Holdings, Inc." The Board of Directors believes that the shortened name is preferable, more accurately reflects the Company's status as a holding company and will eliminate the need to abbreviate the Company's name in many circumstances. The new name will also emphasize the identity of the Company's new controlling shareholder and reconstituted management and serve to distinguish the Company from its predecessor.

      Article Fifth of the Company's Certificate of Incorporation currently provides for a Board of Directors of "not less than nine nor more than fifty, as may be fixed by a majority of the entire Board, except that no such action shall shorten the term of any incumbent director." On April 16, 1997, the Board of Directors unanimously adopted resolutions approving a proposal to amend Article Fifth to reduce the number of directors to "not less than three nor more than nine, as may be fixed by a majority of the entire Board, except that no such action shall shorten the term of any incumbent director."

      This amendment to Article Fifth is being sought to increase the flexibility of the Board and decrease its expenses. On a post-Reorganization basis, and in light of its status as a subsidiary of Fresenius Medical Care, which holds shares having more than 80% of the voting power of the Company on most matters, the Company no longer requires a large and cumbersome Board. The Board currently consists of nine directorships. Six directors are currently in office, and there are three vacancies. Upon approval of the amendment, the Board intends to fix the number of directors constituting the entire Board at six (6), and the three vacant directorships will cease to exist.

      An additional amendment to Article Fifth is being proposed to eliminate the classification of the Board of Directors into three classes with staggered three-year terms. On April 16, 1997, the Board of Directors adopted resolutions approving a proposal to eliminate class designations and staggered terms. The Board of Directors believes that a classified board with staggered terms has the practical effect of an anti-takeover device. Such protection is unnecessary in light of Fresenius Medical Care's controlling ownership position in the Company, and the staggered terms needlessly complicate Board of Directors elections. The amendment to Article Fifth will institute annual elections for directors as the terms for which their respective classes have been elected expire. For instance, the terms of Class II directors expire at the Annual Meeting; accordingly the shareholders will vote to elect such directors for new one-year terms. At the 1998 annual meeting, the terms of the directors elected in 1997 and the Class III directors will expire and shareholders will vote to elect four (4) directors for one-year terms. At the 1999 annual meeting, the terms of the Class I and all other directors will expire, shareholders will vote on one-year terms for all directors, and directors will no longer be referred to by class. Until the termination of Board classification is fully effective, any person elected to fill a Board vacancy in the Class I directors will be elected to serve until the next annual meeting and, at that time, a candidate will be elected to serve for the remaining term of the Class I director.

      The full text of the proposed amendments to the Certificate of Incorporation is attached hereto as Appendix A. The amendments will not affect the provisions of the Certificate of Incorporation entitling the holders of the Company's Preferred Stock to elect a specified number of directors upon the Company's failure to pay specified dividends on the Preferred Stock.

      Under the laws of the State of New York (in which the Company is incorporated), approval of the proposed amendments to the Certificate of Incorporation require the affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon at the Annual Meeting. The holders of all classes of the Company's Preferred Stock and the Common Stock will vote as a single class on Proposal 1. Fresenius Medical Care intends to vote in favor of this Proposal. Accordingly, Proposal 1 will be approved even if all other shares currently outstanding that are not held by Fresenius Medical Care vote against the proposal.


                                   PROPOSAL 2
                              ELECTION OF DIRECTORS

      As discussed in Proposal 1 above, it is anticipated that two Class II directors will be elected for a one-year term. The names and biographies of the nominees are set forth below under "Nominees". The names and biographies of the continuing directors are set forth below under "Continuing Directors."

      Under the laws of the State of New York (in which the Company is incorporated), the election of directors requires the affirmative vote of a plurality of the shares represented at the Annual Meeting. The holders of all classes of the Company's Preferred Stock and the Common Stock will vote as a single class on Proposal 2. Fresenius Medical Care intends to vote in favor of this proposal. Accordingly, Proposal 2 will be approved even if all other shares currently outstanding that are not held by Fresenius Medical Care vote against the proposal.


NOMINEES

      At the Annual Meeting it is intended that two Class II directors be elected to hold office until the 1998 annual meeting and until their successors shall have been duly elected and qualified. The nominees listed below have been designated as such by the Board of Directors, and it is anticipated that all such nominees will be candidates when the election is held. However, if for any reason any nominee is not a candidate at that time, a substitute nominee will be designated by the Company. All of the nominees are currently directors of the Company.

NAME                        AGE      POSITION WITH THE COMPANY
----                        ---      -------------------------
Mathias R. Klingler           44     Director and Vice President

Ben J. Lipps                  56     Director, President and
                                     Assistant Secretary

      Mathias R. Klingler has been a Director of the Company since 1996, and is also a Vice President of the Company. Since 1996, Mr. Klingler has been a member of the Management Board and Chief Executive Officer for Europe, Asia Pacific and Latin America of Fresenius Medical Care. From April 1993 until September 1996, Mr. Klingler was President of the Dialysis Systems Division of Fresenius AG. From 1992 to April 1993 he held the position of Executive Vice President of Dialysis Systems International at Fresenius AG. From 1987 to 1991 he was General Manager and Vice President - Sales and Marketing of Pacesetter Systems GmbH, and from 1991 to 1992 he was General Manager of Siemens AG after it acquired Pacesetter Systems.

      Dr. Ben J. Lipps has been President, Assistant Secretary and a director of the Company and a member of the Management Board and Chief Executive Officer for North America of Fresenius Medical Care since 1996. He has served as President, Chief Executive Officer, Chief Operating Officer and a director of Fresenius USA since October 1989, and in various capacities with Fresenius USA's predecessor since 1985. Dr. Lipps joined Dow Chemical Company in 1966 and led the research team that developed the first hollow fiber dialyzer between 1967 and 1969. Prior to joining Fresenius USA's predecessor, Dr. Lipps was a Vice President of Research and Development for Cordis Dow Corporation.

CONTINUING DIRECTORS

NAME                        AGE      POSITION WITH THE COMPANY
----                        ---      -------------------------
Class III Directors


      Dr. Gerd Krick          58     Chairman of the Board

      Udo Werle               52     Director and Treasurer

Class I Directors

      Geoffrey W. Swett       47     Director and Vice President

      William F. Grieco       43     Director, General Counsel and
                                     Secretary


                  Class III Directors -- Term Expiring in 1998

      Dr. Gerd Krick has been Chairman of the Board of Directors of the Company since 1996, Chairman of the Fresenius Medical Care Management Board and Chief Executive Officer of Fresenius Medical Care since 1996 and Chairman of the Fresenius AG Management Board since 1992. Prior to 1992, he was a director of the Medical Systems Division of Fresenius AG and Deputy Chairman of the Fresenius AG Management Board. Since 1987 he has been a director and, since 1989 the Chairman of the Board, of Fresenius USA. Dr. Krick is also a director of Gull Laboratories, Inc., a publicly-held manufacturer and distributor of diagnostic test products.

      Udo Werle has been the Treasurer and a director of the Company since 1996, a member of the Management Board and Chief Financial Officer of Fresenius Medical Care since 1996 and a member of the Management Board and Chief Financial Officer and Labor Relations Director of Fresenius AG since January 1994. Mr. Werle was previously a member of the Management Board of ABB Kraftwerke AG, Mannheim. In his last position as President of ABB Power Ventures Ltd., Zurich/Mannheim, he was responsible for all cooperation and joint ventures of the Power Generation segment. Mr. Werle joined ABB Power Ventures Ltd. in 1970.

                   Class I Directors -- Term Expiring in 1999

      Geoffrey S. Swett has been a director of the Company since 1996. He is also a Vice President of the Company. Mr. Swett has spent over 16 years with NMC and is currently President of the Dialysis Services Division ("DSD"). Prior to his current position, he was a Senior Vice President in DSD. Before joining NMC, Mr. Swett worked in various administration positions within various hospitals. Mr. Swett received his undergraduate degree from Harvard University.

      William F. Grieco has been a director of the Company since 1996. He is also the General Counsel and Secretary of the Company. Mr. Grieco joined NMC in October 1995 as Senior Vice President and General Counsel. Mr. Grieco is also a director of PHC, Inc., a provider of inpatient and outpatient alcohol, drug and psychiatric treatment. Prior to October 1995, Mr. Grieco was a partner in the law firm of Choate, Hall & Stewart, where he maintained a diversified health care practice. Mr. Grieco received his undergraduate degree and his law degree from Boston College, and a graduate degree in health policy and management from Harvard University.


THE BOARD OF DIRECTORS

      The Company's Board of Directors is responsible for the affairs of the Company.

      During 1996, the Board held nine meetings. All of the current members of the Board were elected in connection with the closing of the Reorganization on September 30, 1996. No meetings of the Board were held from September 30, 1996 to December 31, 1996, but the Board took action six times by unanimous written consent during that period. The Company has no standing Compensation Committee, Audit Committee or Nominating Committee.


EXECUTIVE OFFICERS

      The following officers of the Company were appointed in connection with the September 30, 1996 Reorganization:

NAME                        AGE      POSITION WITH THE COMPANY
----                        ---      -------------------------
Dr. Gerd Krick                58     Chairman of the Board

Dr. Ben J. Lipps              56     President, Assistant Secretary
                                     and Director

Mathias Klingler              44     Vice President and Director

Geoffrey W. Swett             47     Vice President and Director

William F. Grieco             43     General Counsel, Secretary and
                                     Director

Udo Werle                     52     Treasurer and Director

Robert W. Armstrong, III      47     Principal Accounting Officer

      Each officer has been elected to hold office until he resigns or is removed by the Board of Directors.

      For biographies of Mr. Klingler and Dr. Lipps, see "Nominees" above. For biographies of Dr. Krick, Mr. Werle, Mr. Swett and Mr. Grieco, see "Continuing Directors" above.

      Robert W. Armstrong, III is the Principal Accounting Officer of the Company. He has spent over 16 years with NMC and is currently the Vice President of Finance, Treasurer and Controller of NMC. Prior to his current appointment, Mr. Armstrong served as NMC's Vice President and Controller, Audit Manager and the Director, Financial Reporting & Budgeting. Prior to joining NMC, Mr. Armstrong worked as an Audit Supervisor with Deloitte & Touche and as a Materials Manager with ATI, Inc. Mr. Armstrong received his undergraduate degree from Bowdoin College and his MBA degree from the University of Pennsylvania.


                             EXECUTIVE COMPENSATION


SUMMARY COMPENSATION

      The Company is sometimes referred to as "Grace" below when discussing compensation plans and policies in existence prior to the Reorganization, in order to distinguish such plans and policies from those currently in effect. Certain compensation information provided below with respect to Grace has been obtained from the 1997 Proxy Statement of New Grace filed with the Securities and Exchange Commission ("SEC") on April 7, 1997. The following table summarizes the total compensation paid or to be paid by the Company and its subsidiaries for services rendered during 1994, 1995 and 1996 to the Chief Executive Officer of the Company, the former Chief Executive Officer of the Company, Geoffrey W. Swett, William F. Grieco and Robert W. Armstrong, III, the only other executive officers of the Company who are compensated for their services by the Company or its subsidiaries and Constantine L. Hampers and D.H. Kohnken, who are no longer serving as executive officers of the Company (the "Specified Executives"):

                                SUMMARY COMPENSATION TABLE

==========================================================================================================================
                                            ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                    ------------------------------------     ----------------------------
                                                                               AWARDS            PAYOUTS
                                                                             -----------        ---------
                                                                  OTHER       SECURITIES
                                                                  ANNUAL      UNDER-                            ALL OTHER
                                                                  COMPEN-     LYING             LTIP            COMPENSA-
NAME AND PRINCIPAL                  SALARY       BONUS            SATION      OPTIONS           PAYOUTS         TION
POSITION                  YEAR      ($)          ($)              ($)         (#)               ($) (1)         ($)  (2)
                          ----      -------      -------         -------      -------           ---------        ------
Ben J. Lipps (3)          1996      225,000      200,000
President, Assistant      1995      225,000      200,000                      450,000(4)
Secretary and Director    1994      202,500      200,000
(CEO)
                          ----      -------      -------         -------      -------         ---------         -------
Albert J. Costello (5)    1996      900,000      582,075          12,872       77,625(6)        799,116          27,250
Former Chairman,          1995      600,000      900,000         106,599      465,750(6)
President and Chief
Executive Officer
                          ----      -------      -------         -------      -------         ---------         -------
Geoffrey W. Swett         1996      192,480      268,305(7)                                     336,420              93
Vice President and        1995      157,134      108,577                                        174,119             341
Director                  1994      137,711       81,508
                          ----      -------      -------         -------      -------         ---------         -------
William F. Grieco         1996      225,000      260,000(7)                                                         659
General Counsel,          1995       32,885       25,000
Secretary and Director
                          ----      -------      -------         -------      -------         ---------         -------
Robert W. Armstrong,      1996      154,538      252,215(7)                                     134,544             863
III                       1995      133,355       94,395                        2,000           170,000             696
Principal Accounting      1994      121,792       83,633                        2,000                               696
Officer
                          ----      -------      -------         -------      -------         ---------         -------
D. H. Kohnken(8)          1996      295,425      148,000          66,496                      1,783,688         523,842
Former Executive Vice     1995      371,725      394,000           9,576       93,150(6)        153,716          55,657
President                 1994      357,000      410,000              86       77,625(6)                         36,200
                          ----      -------      -------         -------      -------         ---------         -------
Constantine L             1996      875,270                      316,157(10)                  2,425,992       6,590,981
Hampers(9)                1995      821,068      422,755         210,915      108,675(6)                        105,564
Former Executive Vice     1994      786,250      720,000          85,425      108,675(6)                         89,278
President
========================================================================================================================


(1) The amounts in this column for 1996 represent awards earned under Grace's Long-Term Incentive Program ("LTIP") for the 1993-1995 Performance Period. The amounts in this column for 1995 represent the third and final installment of awards earned under the LTIP for the 1990-1992 Performance Period; Dr. Hampers did not participate in the LTIP for the 1990-1992 Performance Period. No payments were made under the LTIP in 1994.

(2) The amounts in this column for 1996 consist of the following: (1) the actually determined value of Grace-paid premiums on "split-dollar" life insurance, as follows: Dr. Hampers -- $52,849; and Mr. Kohnken -- $9,626; (2) life insurance premiums of $9,250 for Mr. Costello (who did not participate in the split-dollar life insurance program); (3) payments made to persons whose personal and/or Grace contributions to Grace's Salaried Employees Savings and Investment Plan ("Savings Plan") would be subject to limitations under federal income tax law, as follows: Mr. Costello -- $13,500; Dr. Hampers -- $38,941; and Mr. Kohnken -- $16,183; (4) Company contributions to the Savings Plan of $4,500 for each of Messrs. Costello and Kohnken; (5) a severance payment of $493,533 made to Mr. Kohnken; and (6) group life insurance premiums for Messrs. Swett, Grieco and Armstrong.

(3) During 1994, 1995 and 1996, Dr. Lipps' compensation was paid by Fresenius USA and by Seratronics, Inc. ("Seratronics"), which was managed by Fresenius USA. In each year listed above, Seratronics paid $66,500 of salary and $0 of bonus to Dr. Lipps.

(4) Represents options granted to Dr. Lipps by Fresenius USA. In 1996, Dr. Lipps exercised such options and resold the shares, as well as other shares of Fresenius USA Common Stock, to Fresenius USA. See "Certain Relationships and Related Transactions -- Relationships and Transactions with Directors and Executive Officers -- Securities Repurchases."

(5) Information with respect to Mr. Costello represents compensation paid to him by Grace and its subsidiaries during 1995 and for the first nine months of 1996 and by New Grace for the last three months of 1996, as described in the 1997 Proxy Statement of New Grace. Allocation between pre-Reorganization and post-Reorganization compensation was not practicable. Mr. Costello joined Grace in May 1995. Mr. Costello ceased serving as an officer and director of the Company upon consummation of the Reorganization, effective September 30, 1996.

(6) The share amounts shown in this column reflect adjustments made in connection with the Reorganization, and represent options held by Mr. Costello to purchase shares of New Grace.

(7) Constitutes payments made in accordance with the Retention Bonus Program adopted by the Grace Board of Directors on February 4, 1996. See "-- Retention Bonus Program" and "Report of the Board of Directors Regarding Executive Compensation -- Retention Bonus Program."

(8) Information with respect to Mr. Kohnken represents compensation paid to him by Grace and its subsidiaries during 1994, 1995 and the first nine months of 1996. Mr. Kohnken ceased serving as an officer and director on September 30, 1996. See "-- Resignations of Executive Officers" below.

(9) Information with respect to Dr. Hampers represents compensation paid to him by Grace and its subsidiaries during 1994, 1995 and 1996 and by New Grace from September 30, 1996, until December 31, 1996, as it was not practicable to allocate such amounts. The amounts provided are those in the 1997 Proxy Statement of New Grace plus a one-time "success fee" of $6,000,000, consulting fees of $104,167, rent, utilities and salaries of $16,502 and travel expenses of $378,522, which amounts were paid to Dr. Hampers by the Company in the last three months of 1996. Dr. Hampers ceased serving as an officer and director in June 1996 and pursuant to his termination agreement, received his salary and certain benefits from New Grace through December 31, 1996. See "--Resignations of Executive Officers" below.

(10) This amount includes the value of personal benefits received by Dr. Hampers during 1996, including $57,750 attributable to his personal use of corporate aircraft and $26,769 attributable to his personal use of a chauffeur paid by the Company.


STOCK OPTION GRANTS IN LAST FISCAL YEAR

      During 1996, the (then-existing) Compensation Committee of the Board of Directors of Grace granted options to Albert J. Costello prior to the Reorganization, together with other employees of Grace. No options were granted to any of the Specified Executives by Fresenius USA in 1996. The Company does not currently have a stock option plan. However, executive officers and certain employees of the Company and its subsidiaries are eligible to participate in the Fresenius Medical Care 1996 Stock Incentive Plan (the "FMC Plan"). See "Certain Relationships and Related Transactions -- Relationships and Transactions with Executive Officers -- Loans to Officers under FMC Plan." No options were granted under the FMC Plan during 1996. Options were granted in January 1997 under the FMC Plan to certain executive officers and employees of the Company, including Messrs. Swett, Grieco and Armstrong, subject to receipt of a favorable ruling with respect to the FMC Plan from the Internal Revenue Service.

      In the Reorganization, outstanding options to purchase Grace Common Stock held by employees of NMC and outstanding options to purchase Fresenius USA Common Stock were exchanged for equivalent options with respect to Fresenius Medical Care Ordinary Shares ("rollover options"). In the case of options to purchase Fresenius USA Common Stock and options to purchase Grace Common Stock held by employees of Fresenius USA or NMC, respectively, Fresenius Medical Care Ordinary Shares could not, under German corporate law, be reserved by Fresenius Medical Care and issued upon the exercise of the options, as is done by U.S. corporations. Instead, the Fresenius Medical Care Ordinary Shares issuable upon exercise of the rollover options were deposited with the depositary for Fresenius Medical Care Ordinary ADSs upon the closing of the Reorganization, which will hold the shares for the account of Fresenius AG pending exercise of the options. Fresenius AG has agreed that it will not exercise voting power, and will return any dividends paid, with respect to the Fresenius Medical Care Ordinary Shares underlying rollover options formerly related to Grace Common Stock. Upon exercise of any rollover options, the option exercise price will be paid to Fresenius Medical Care and Fresenius Medical Care Ordinary ADSs will be transferred to the option holder. Upon cancellation or expiration without exercise of rollover options formerly relating to Grace Common Stock, the underlying Fresenius Medical Care Ordinary Shares held by Fresenius AG will be transferred to the Company at no cost to it. Upon cancellation or expiration without exercise of rollover options formerly relating to Fresenius USA Common Stock, the underlying Fresenius Medical Care Ordinary Shares will revert to Fresenius AG.


      Options to purchase Grace Common Stock held by people who became officers, directors or employees of New Grace or its subsidiaries at the time of the Reorganization were converted into options to purchase New Grace Common Stock at such time.

      The following table sets forth information concerning stock options granted in 1996, including the potential realizable value of each grant assuming that the market value of the Company's Common Stock appreciates from the date of grant to the expiration of the option at annualized rates of (a) 5% and (b) 10%, in each case compounded annually over the term of the option. These assumed rates of appreciation have been specified by the SEC for illustrative purposes only and are not intended to predict future prices of the Company's Common Stock, which will depend upon various factors, including market conditions and the Company's future performance and prospects. Options became exercisable at the time or times determined by the (then-existing) Compensation Committee; the options shown below became exercisable in three approximately equal annual installments beginning one year after the date of grant or upon the earlier occurrence of a "change in control" of Grace (see "Employment Agreements"). All of the options shown below have purchase prices equal to the fair market value of the Grace Common Stock at the date of grant.

                                                                                                     POTENTIAL
                                                                                                     REALIZABLE VALUE AT
                                                                                                     ASSUMED ANNUAL
                                                                                                     RATES OF STOCK
                                                                                                     PRICE APPRECIATION
                                                    1996 GRANTS                                      FOR OPTION TERM
                               ------------------------------------------------------          -----------------------------
                                             % OF TOTAL
                               NO. OF          OPTIONS
                               SHARES          GRANTED
                             UNDERLYING          TO          EXERCISE
                               OPTIONS        EMPLOYEES        PRICE       EXPIRATION
NAME                           GRANTED         IN 1996       ($/SHARE)        DATE                 5%                  10%
----                           -------         -------       ---------        ----                 --                  ---
Ben J. Lipps                      -0-             --             --             --                 --                  --

Albert J. Costello (1)         77,625           7.7%        51.4493         3/5/06         $2,511,650          $6,365,009

Geoffrey W. Swett                 -0-             --             --             --                 --                  --

William F. Grieco                 -0-             --             --             --                 --                  --

Robert W. Armstrong               -0-             --             --             --                 --                  --

D. H. Kohnken                     -0-             --             --             --                 --                  --

Constantine L. Hampers            -0-             --             --             --                 --                  --


(1) The number of shares covered by each option and the purchase price of each option reflect adjustments made in connection with the Reorganization, and represent options to purchase shares of New Grace.

      STOCK OPTIONS EXERCISED IN LAST FISCAL YEAR

            The following table sets forth information concerning stock options exercised in 1996, including the "value realized" upon exercise (the difference between the total exercise price of the options exercised and the market value, at the date of exercise, of the shares acquired), and the value of unexercised "in-the-money" options held at December 31, 1996 (the difference between the aggregate exercise price of all such options held and the market value of the shares covered by such options at December 31, 1996).

                                              OPTION EXERCISES IN 1996 AND OPTION VALUES AT 12/31/96
                                  ------------------------------------------------------------------------------
                                                                         NUMBER OF
                                                                          SHARES                     VALUE OF
                                                                        UNDERLYING                 UNEXERCISED
                                                                       UNEXERCISED                 IN-THE-MONEY
                                                                       OPTIONS AT                   OPTIONS AT
                                NO. OF SHARES                           12/31/96                    12/31/96
                                ACQUIRED ON         VALUE              EXERCISABLE/                EXERCISABLE/
         NAME                     EXERCISE       REALIZED ($)          UNEXERCISABLE              UNEXERCISABLE
         ----                     --------       ------------          -------------              -------------
Ben J. Lipps                     245,000(1)       3,144,375(1)                    0/0                          0/0

Albert J. Costello (2)               -0-                -0-           155,250/388,125           $2,796,690/5,616,720

Geoffrey W. Swett (3)              5,000            163,126              5,418/16,254               89,329/239,272

William F. Grieco                    -0-                -0-                       0/0                          0/0

Robert W. Armstrong, III (3)       4,168            104,953                   0/6,503                     0/95,730

D. H. Kohnken(2)                  45,375          1,869,507                 458,411/0                 11,872,282/0

Constantine L. Hampers(2)        450,226         10,199,375                       0/0                          0/0

(1) In June 1996, Dr. Lipps exercised options to purchase 120,000 shares of Fresenius USA Common Stock at $3.125 per share, and options to purchase 125,000 shares of Fresenius USA Common Stock at $7.125 per share and sold such shares and 80,000 additional shares of Fresenius USA Common Stock held by him to Fresenius USA at $18.00 per share. Because Dr. Lipps had agreed to sell the shares at that price, "Value Realized" has been computed using $18.00 as the market value. Actual market value at the time of Dr. Lipps' exercise of such options was greater than $18.00. In September 1996, Dr. Lipps sold options to purchase 450,000 shares of Fresenius USA Common Stock to Fresenius USA at a price of $5.25 per option ($2,362,500 in the aggregate). Such 450,000 options, together with the 245,000 options exercised by him prior to his sale of the underlying shares to Fresenius USA, represented all of the options to purchase Fresenius USA Common Stock held by him.

(2) The number of shares covered by each option and the purchase price of each option reflect adjustments made in connection with the Reorganization, and represent options to purchase shares of New Grace.

(3) Amounts in the "No. of Shares Acquired on Exercise" and the "Value Realized" columns represent the combined effects of exercise of options to purchase Grace Common Stock prior to the Reorganization and exercise of rollover options to purchase Fresenius Medical Care Ordinary ADSs after the Reorganization. Amounts at December 31, 1996 represent numbers and values of rollover options to acquire Fresenius Medical Care Ordinary ADSs.

LONG TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

      Under Grace's Long Term Incentive Plan ("LTIP") as in effect until the Reorganization in September 1996, executive officers and other senior managers could be granted contingent "Performance Units" under which awards could be earned based on (1) value contribution performance (based on cash flow attributable to net operating profit after taxes of the product line or the Company, less a charge based on average annual gross assets), and/or (2) shareholder value performance (measured by appreciation in the price of Grace's Common Stock and dividends paid) as compared to that of the companies in the Standard & Poor's Industrials Index, during a three-year "Performance Period." Historically, a new three-year Performance Period commenced each year and contingent Performance

Units were granted for each such Performance Period (however, the terms of such contingent Performance Units granted subsequent to 1996 differed from those granted in 1996 and prior years). Performance Units granted in 1996 to employees of product lines were weighted 67% on the value contribution performance of their respective product lines or other units, and 33% on shareholder value performance, during the Performance Period; Performance Units granted to corporate employees were weighted 50% on the basis of Grace's value contribution performance and 50% on the basis of shareholder value performance during the Performance Period. The number of Performance Units earned under the LTIP could be decreased by up to 20%, at the discretion of the (then-existing) Compensation Committee, based upon individual performance.

      Amounts, if any, earned under Performance Units were paid following the end of each Performance Period. Any such payments could be made up to 100% in shares of Grace's Common Stock issued under Grace's stock incentive plans; however, the Compensation Committee had authority to reduce the portion of earned Performance Units payable in Grace Common Stock or to pay such Units entirely in cash. A participant could elect to defer receipt of the cash and/or Grace Common Stock otherwise payable in respect of earned Performance Units. Cash amounts could be deferred under the Grace's deferred compensation program, earning interest equivalents computed at the prime rate, compounded semiannually. Deferred Grace Common Stock was held in a trust established by Grace; dividends paid on the deferred Grace Common Stock held in the trust were reinvested in Grace Common Stock, and participants had the right to vote the Grace Common Stock held in the trust. Deferred amounts were generally payable to the participant following termination of employment.

      The following table shows the Performance Units granted during 1996 to Mr. Costello and Mr. Kohnken, the only Specified Executives to receive such Performance Units. All of such Performance Units relate to the 1996-1998 Performance Period. The Performance Units are all weighted 50%/50%.

                            1996 AWARDS OF CONTINGENT PERFORMANCE UNITS UNDER LTIP (1)
                  ---------------------------------------------------------------------------
                                                                                     MAXIMUM
                      NUMBER                                                        NUMBER OF
NAME                 OF UNITS                THRESHOLD (2)(3)     TARGET (3)(4)      UNITS (5)
----                 --------                ----------------    -------------      ---------
Albert J. Costello    18,630                  $0 or $242,190       $1,210,950          46,575

D. H. Kohnken          6,210                  $0 or $ 20,215          403,650          15,525

-----------------------------------

(1) The numbers of Performance Units reflect adjustments made in connection with the Reorganization.

(2) Refers to the minimum amount payable under the LTIP with respect to the 1996-1998 Performance Period. No payment would be made unless the minimum targeted level of value contribution or shareholder value performance was achieved by the Company.

(3) The threshold and target payments shown in the table have been calculated on the basis of a market price of $65 per share of Grace Common Stock at the end of the 1996-1998 Performance Period. The threshold amount for Mr. Kohnken has been adjusted on a pro rata basis to reflect his resignation.

(4) Refers to the amount payable with respect to the 1996-1998 Performance Period if the targeted levels of both value contribution and shareholder value performance were achieved.

(5) Refers to the maximum number of Performance Units that could be earned with respect to the 1996-1998 Performance Period under the LTIP.

      Employees to whom Performance Units were granted under the Grace LTIP also received grants of stock options based on the number of Performance Units granted. Information concerning options granted to the Specified Executives in 1996 appears under "Stock Options" above. The Company does not currently maintain an LTIP.

PENSION ARRANGEMENTS

      Most of the Company's employees who work 900 hours or more per year are covered by the NMC Retirement Plan, effective as of the first day of the month following their date of hire. Under this basic retirement plan, pension benefits are based upon (1) the number of years of the covered employee's credited service (subject to a maximum of 30), (2) the covered employee's final average earnings for the 60 consecutive months in which his or her compensation on any July 1 was highest during the last 120 months of continuous participation, and (3) the social security covered compensation (the average social security tax base for the 35 years prior to the covered employee's 65th birthday).

      The annual retirement benefit under the NMC Retirement Plan consists of the sum of (1) 0.85% of the covered employee's final average earnings multiplied by his or her years of benefit service, and (2) 0.65% of the covered employee's final average earnings greater than his or her social security covered compensation base multiplied by his or her years of benefit service.

      The following table shows the annual pensions payable under the NMC Retirement Plan for different levels of compensation and years of credited service. The amounts shown have been computed on the assumption that the covered employee retired at age 65 on January 1, 1997, with benefits payable on a straight life annuity basis.

                                         YEARS OF CREDITED SERVICE

                        10         15          20          25           30
                      YEARS       YEARS       YEARS       YEARS        YEARS
                      -----       -----       -----       -----        -----
$  100,000......    $ 13,095    $ 19,643    $ 26,190    $ 32,738     $ 39,286
   200,000......      28,095      42,143      56,190      70,238       84,286
   300,000......      43,095      64,643      88,190     107,738      129,286
   400,000......      58,095      87,143     116,190     145,238      174,286
   500,000......      73,095     109,643     146,190     182,738      219,286
   600,000......      88,095     132,143     176,190     220,238      264,286
   700,000......     103,095     154,643     206,190     257,738      309,286
   800,000......     118,095     177,143     236,190     295,238      354,286
   900,000......     133,095     199,643     266,190     332,738      399,286
 1,000,000......     148,095     222,143     296,190     370,238      444,286
 1,100,000......     163,095     244,643     326,190     407,738      489,286
 1,200,000......     178,095     267,143     356,190     445,238      534,286
 1,300,000......     193,095     289,643     386,190     482,738      579,286
 1,400,000......     208,095     312,143     416,190     520,238      624,286
 1,500,000......     223,095     334,643     446,190     328,310      669,286

      Messrs. Grieco, Swett and Armstrong had 1.2, 16.9 and 16.2 years of credited service, respectively, under the NMC Retirement Plan at year-end 1996. For purposes of that plan, the average compensation of the highest consecutive five years of the last ten years of credited service was $188,378 for Mr. Swett and $174,743 for Mr. Armstrong. No such average compensation can be computed for Mr. Grieco since he has less than five years of credited service. Dr. Lipps is not presently covered by the NMC Retirement Plan.

      Salaried employees of designated units of Grace who were 21 or older and who had one or more years of service were eligible to participate in Grace's Retirement Plan for Salaried Employees until September 1996. Under this basic retirement plan, pension benefits were based upon (1) the employee's average annual compensation for the 60 consecutive months in which his or her compensation was highest during the last 180 months of continuous participation and (2) the number of years of the employee's credited service. For purposes of this basic retirement plan, compensation generally included nondeferred base salary and nondeferred annual incentive compensation (bonus) awards; however, for 1996, federal income tax law limited to $150,000 the annual compensation on which benefits under this plan could be based.

      Prior to September 1996, Grace also had a Supplemental Executive Retirement Plan under which a covered employee received the full pension to which he or she would be entitled in the absence of the above and other limitations imposed under federal income tax law. In addition, this supplemental plan recognized deferred base salary, deferred annual incentive compensation awards and, in some cases, periods of employment with Grace during which an employee was ineligible to participate in the basic retirement plan. An employee would generally have been eligible to participate in the supplemental plan if he or she had an annual base salary of at least $75,000 and was earning credited service under the basic retirement plan.

      The following table shows the annual pensions that were payable under Grace's basic and supplemental plans for different levels of compensation and years of credited service. The amounts shown have been computed on the assumption that the employee retired at age 65 on January 1, 1997, with benefits payable on a straight life annuity basis. Such amounts were subject to (but do not reflect) an offset of 1.25% of the employee's primary Social Security benefit at retirement age for each year of credited service under the basic and supplemental plans.

HIGHEST
AVERAGE
ANNUAL
COMPENSATION
                                         YEARS OF CREDITED SERVICE

                        10         15          20          25           30           35
                      YEARS       YEARS       YEARS       YEARS        YEARS        YEARS
                      -----       -----       -----       -----        -----        -----
$  100,000......    $ 15,000    $ 22,500    $ 30,000    $ 37,500     $ 45,000    $  52,500
   200,000......      30,000      45,000      60,000      75,000       90,000      105,000
   300,000......      45,000      67,500      90,000     112,500      135,000      157,000
   400,000......      60,000      90,000     120,000     150,000      180,000      210,000
   500,000......      75,000     112,500     150,000     187,500      225,000      262,500
   600,000......      90,000     135,000     180,000     225,000      270,000      315,000
   700,000......     105,000     157,500     210,000     262,500      315,000      367,500
   800,000......     120,000     180,000     240,000     300,000      360,000      420,000
   900,000......     135,000     202,500     270,000     337,500      405,000      472,500
 1,000,000......     150,000     225,000     300,000     375,000      450,000      525,000
 1,100,000......     165,000     247,500     330,000     412,500      495,000      577,500
 1,200,000......     180,000     270,000     360,000     450,000      540,000      630,000
 1,300,000......     195,000     292,500     390,000     487,500      585,000      682,500
 1,400,000......     210,000     315,000     420,000     525,000      630,000      735,000
 1,500,000......     225,000     337,500     450,000     562,500      675,000      787,500
 1,600,000 .....     240,000     360,000     480,000     590,000      720,000      840,000
 1,700,000 .....     255,000     382,500     510,000     617,500      765,000      892,500
 1,800,000 .....     270,000     405,000     540,000     645,000      810,000      945,000
 1,900,000 .....     285,000     427,500     570,000     672,500      855,000      997,500
 2,000,000 .....     300,000     450,000     600,000     700,000      900,000    1,050,000
 2,100,000 .....     315,000     472,500     630,000     727,500      945,000    1,102,500
 2,200,000 .....     330,000     495,000     660,000     755,000      990,000    1,155,000

      Messrs. Costello and Kohnken had 1 and 27 years of credited service, respectively, under the basic and supplemental retirement plans of Grace at year-end 1996 (September 30, 1996 in the case of Mr. Kohnken). For purposes of those plans, the 1996 compensation of such executive officers was as follows:
Mr. Costello -- $1,800,000; and Mr. Kohnken -- $689,425. Dr. Hampers was not covered by the basic or supplemental plan of Grace. At year-end 1996, the accrued annual benefit payable to Dr. Hampers at age 65 under the NMC Retirement Plan (in which Dr. Hampers was an inactive participant), was approximately $120,000. Grace previously agreed to provide certain pension benefits to Dr. Hampers (see "Employment Agreements" and "Resignations of Executive Officers").

DIRECTORS' COMPENSATION AND CONSULTING ARRANGEMENTS

      There are currently no nonemployee directors of the Company. The directors of the Company are not compensated for their services as such. For information with respect to compensation paid by the Company and its subsidiaries to Dr. Lipps and Messrs. Grieco and Swett, see the Summary Compensation Table above. Information with respect to compensation paid by Fresenius USA to its directors is provided below. Except as disclosed with respect to compensation by Fresenius USA below, Dr. Krick and Messrs. Klingler and Werle did not receive compensation from the Company and its subsidiaries in 1996. Except as described below regarding compensation paid to directors of Fresenius USA, Dr. Krick and Messrs. Klingler and Werle received all of their 1996 compensation from Fresenius AG, Fresenius Medical Care, and subsidiaries of Fresenius Medical Care other than the Company and its subsidiaries.

      Prior to the Reorganization, the non-employee directors of Fresenius USA (Dr. Ulrich Wagner, Dr. James F. Marten, Mr. Robert S. Ehrlich, Mr. Francis E. Baker and Mr. Mathias R. Klingler) each received a directors fee of $25,000 per annum. In 1996, non-employee members of the Executive, Audit and Compensation Committees of the Fresenius USA Board each received $1,875 per meeting for each such committee meeting attended. Dr. Krick received $75,000 annually for serving as Chairman of the Fresenius USA Board. In June 1994, the shareholders of Fresenius USA approved the Non-Employee Directors Stock Option Plan, pursuant to which each current non-employee director of Fresenius USA received a grant of options for 30,000 shares of Fresenius USA Common Stock vesting at a rate of 10,000 options per year in each of 1994, 1995 and 1996. In June 1995, the shareholders of Fresenius USA approved an amendment to the Non-Employee Directors Stock Option Plan permitting participating directors to receive all directors' fees in the form of options to purchase shares of Fresenius USA Common Stock rather than cash. Only Dr. Marten made an election to receive fees in the form of options in 1995 and 1996. On July 3, 1996 the Fresenius USA Compensation Committee determined that the provisions of that plan under which Dr. Marten made his election did not contemplate an extraordinary transaction such as the Reorganization and that his election was not applicable to his compensation subsequent to January 25, 1996 (the date on which the Fresenius USA Board was informed of the Reorganization), which included his compensation as a member of the Independent Committee of the Fresenius USA Board of Directors (the "Independent Committee") that reviewed the Reorganization on behalf of the minority shareholders of Fresenius USA. Dr. Krick and Mr. Klingler declined to accept any options under the Non-Employee Directors Stock Option Plan. In January 1996, in connection with the Reorganization, the Fresenius USA Board elected Messrs. Ehrlich and Baker and Dr. Marten to serve on the Independent Committee. As compensation for their services as members of the Independent Committee, Messrs. Ehrlich and Baker and Dr. Marten each received a retainer fee of $25,000 and an additional per diem fee of $1,500 for each meeting attended or each substantial expenditure of time on Independent Committee business, which fees to each member ranged between $50,000 and $75,000, and were reimbursed for out-of-pocket expenses incurred in connection with Independent Committee business or related matters.

      In June 1996, Dr. Constantine L. Hampers, formerly the Chairman of the Board of Directors and Chief Executive Officer of NMC, entered into a consulting agreement with Fresenius Medical Care. The consulting agreement provides for the employment of Dr. Hampers as a consultant for a term of two years from the date of the Reorganization. The agreement further provides that in consideration of consulting services rendered, Dr. Hampers shall be paid an annual consulting fee of $500,000 (payable in semi-monthly installments), as well as a one-time "success fee" of $6,000,000 upon the closing of the Reorganization, which success fee has been paid. Fresenius Medical Care also agreed to reimburse Dr. Hampers for any expenses incurred by him in connection with his consulting duties, including travel costs. Dr. Hampers agreed not to compete with any business in the health care industry then being conducted or planned by Fresenius Medical Care, its subsidiaries or affiliates during the term of the consulting agreement and for a period of three years after the termination of his consulting relationship. Dr. Hampers also agreed to certain confidentiality provisions.

      Under Grace's compensation program for nonemployee directors in effect prior to September 1996, (1) each nonemployee director received an annual retainer of $24,000, payable in Grace Common Stock; (2) the Chairs of the Audit and Compensation Committees received annual cash retainers of $12,000, and the Chairs of the Nominating Committee and the Committee on Corporate Responsibility received annual cash retainers of $2,000; and (3) each nonemployee director received $2,000 in cash for each Board meeting and $1,000 in cash for each committee meeting attended (except that committee chairs received $1,200 per committee meeting). In addition, the Company had a retirement plan under which a person retiring after more than four years of service as a nonemployee director received annual payments of $24,000 for a period equal to the length of service as a nonemployee director (but not more than 15 years). In the event of a director's death, payments were made to the director's surviving spouse. The retirement plan was assumed by W.R. Grace & Co. - Conn. in connection with the Reorganization.

      Nonemployee directors of Grace were reimbursed for expenses they incurred in attending Board and committee meetings, and Grace maintained business travel accident insurance coverage for them. In addition, nonemployee directors received a fee of $1,000 per day for work performed at Grace's request.

      A nonemployee director of Grace could defer payment of all or part of the fees received for attending Board and committee meetings and/or the cash retainers (or cash portions of the retainers) referred to above. The deferred cash (plus an interest equivalent) were payable to the director or his or her heirs or beneficiaries in a lump sum or in quarterly installments over two to 20 years following a date specified by the director (but in no event earlier then the director's termination from service). The interest equivalent on deferred cash was computed at the higher of (1) the prime rate plus two percentage points or (2) 120% of the prime rate, in either case compounded semiannually. This program provided for the payment of additional survivors' benefits in certain circumstances.

      Grace had a consulting agreement with Kamsky Associates, Inc. (of which Ms. Virginia Kamsky, a former director of Grace, is president and co-chief executive officer) relating to Grace's interests in the People's Republic of China. The agreement was assumed by W. R. Grace & Co.-Conn. in connection with the Reorganization. The agreement provided for monthly fees of $25,000, plus additional payments based on the extent to which Grace established certain business relationships in The People's Republic of China. In 1996, Grace paid fees totaling $300,000 under this agreement. NMC has a consulting agreement with another company of which Ms. Kamsky is a principal relating to business opportunities in nine other countries in the Asia Pacific region. The agreement expires on May 31, 1997 and provides for monthly fees of $10,000, plus additional payments based on the extent to which NMC establishes certain business relationships in the relevant countries. From January 1996 through September 1996, NMC paid Ms. Kamsky's company consulting fees totaling $136,359 under its agreement. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the agreements referred to above, which have been filed with the SEC as exhibits to Grace's Annual Reports on Form 10-K for the years ended December 31, 1992 and 1994 and Grace's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.


EMPLOYMENT AGREEMENTS

      Pursuant to an employment agreement between Fresenius USA and Dr. Lipps, which became effective as of January 1, 1992, Dr. Lipps was required to devote substantially all of his business efforts and time to serving as the President of Fresenius USA, subject to his also serving as the President and Chief Executive Officer of Seratronics. Dr. Lipps receives from Fresenius USA an annual base salary of $225,000, together with bonuses up to a maximum of $200,000 based on the attainment of certain sales and profits targets set annually by management and reviewed by the Company's Board of Directors. Fresenius USA and Dr. Lipps agreed that Fresenius USA's obligations in respect of such salary and bonus are decreased by amounts payable to Dr. Lipps by Seratronics. Seratronics is wholly-owned by Anderson Group, Inc. Mr. Francis E. Baker, a member of the Fresenius USA Board until consummation of the Reorganization, is the President of Andersen Group, Inc. In connection with the Reorganization, Dr. Lipps became President, Assistant Secretary and a director of the Company, and now performs services for the Company and its other subsidiaries. Dr. Lipps also was granted stock options with respect to 120,000 shares of Fresenius USA Common Stock at an exercise price of $3.125 per share, which were fully vested as of December 31, 1995. Dr. Lipps' employment agreement is terminable upon 30 days' advance notice by Fresenius USA, in which event Dr. Lipps is owed one year's base salary payable over the year following such termination plus $100,000 payable upon such termination. The agreement may also be terminated by Dr. Lipps upon one year's notice, as well as by Fresenius USA upon termination for cause and under certain other circumstances. Upon any such termination, Fresenius USA may require that Dr. Lipps refrain, for up to two years, from carrying on a business in competition with Fresenius USA's business, in which event Fresenius USA must pay an additional annual amount to Dr. Lipps equal to his annual salary (or, if greater, the aggregate premiums on certain life and disability policies carried by Dr. Lipps). The foregoing description of Dr. Lipps' employment agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which was filed with the SEC as an exhibit to Fresenius USA's Annual Report on Form 10-K for the year ended December 31, 1992. During 1993, Dr. Lipps was granted options for an additional 125,000 shares at $7.125 per share, vesting over five years, and, in 1995, Dr. Lipps was granted options for an additional 450,000 shares at $12.75 per share, subject to satisfaction of certain vesting criteria, which have been satisfied and subject to shareholder approval, which approval was received in 1996. In June 1996, Dr. Lipps exercised the 245,000 options exercisable at $3.125 and $7.125 per share and immediately sold those shares to Fresenius USA. See "Certain Relationships and Related Transactions -- Relationships and Transactions with Directors and Executive Officers -- Securities Repurchases."

      Dr. Hampers and the Company were parties to an employment agreement that provided for his employment as an Executive Vice President of Grace and head of its health care business through March 1996, at which time he would have the right to become a consultant to Grace for a five-year period for an annual consulting fee equal to 50% of his annual base salary, subject to cost-of-living adjustments. In March 1996, Grace and Dr. Hampers agreed to extend his employment until the first to occur of (1) December 31, 1996 or (2) completion of the Reorganization. The agreement, as extended, provided that Dr. Hampers would resign from the Board upon termination of his employment, as described above. Under the agreement, Dr. Hampers was initially entitled to an annual base salary of at least $675,000, subject to increases of at least 9% every 18 months, and to participate in Grace's annual incentive compensation (bonus) program. The agreement also provided for benefits generally available to senior executives of Grace, as well as the use of a corporate aircraft (and an option to purchase the aircraft at its fair market value). Further, the agreement entitled Dr. Hampers to a supplementary annual pension benefit equal to the amount by which (1) the lesser of (a) $300,000 and (b) three times his actual annual pension benefit exceeded (2) such actual pension benefit, subject to certain cost-of-living adjustments. The agreement prohibited Dr. Hampers from engaging in certain competitive activities during its term and for three years thereafter and provided for the continuation of compensation for the term of the agreement in the event his employment terminated other than for cause. The foregoing description of Dr. Hampers' employment agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which was filed with the SEC as an exhibit to Grace's Annual Report on Form 10-K for the year ended December 31, 1991, and by reference to related agreements, which were filed with the SEC as exhibits to Grace's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 and is Registration Statement on Form S-1 filed on August 5, 1996. For a discussion of the consulting agreement currently in effect between Dr. Hampers and Fresenius Medical Care, see "Directors Compensation and Consulting Arrangements" above. See "Resignations of Executive Officers" for information concerning the resignation of Dr. Hampers. See "Certain Relationships and Related Transactions--Relationships and Transactions with Directors and Executive Officers" for information concerning Dr. Hampers' purchase of a corporate aircraft from Grace and litigation by him against Grace and others arising out of his employment agreement.

      Prior to the Reorganization, the Company had an employment agreement with Mr. Costello providing for his service as Grace's chairman, president and chief executive officer through April 1998, subject to (1) earlier termination in certain circumstances and (2) automatic one-year extensions unless either party gave notice that the agreement was not to be extended. The agreement also provided that Mr. Costello would stand for election as a director during its term. Under the agreement, Mr. Costello was entitled to an annual base salary of at least $900,000; an annual incentive compensation award (bonus) of at least $900,000 for 1995 and awards thereafter based on the performance of Grace, in accordance with its annual incentive compensation program; participation in the LTIP on the same basis as other senior executives; grants of stock options; and participation in all other compensation and benefit plans and programs generally available to senior executives of

Grace. The agreement also provided for payments in the case of Mr. Costello's disability or death, or the termination of his employment with or without cause, including termination following a "change in control" and termination by Mr. Costello for "good reason." For purposes of the agreement, "change in control" meant the acquisition of 20% or more of the Grace Common Stock, the failure of Grace-nominated directors to constitute a majority of any class of the Board of Directors, the occurrence of a transaction in which Grace's shareholders immediately preceding such transaction did not own more than 60% of the combined voting power of the corporation resulting from such transaction, or the liquidation or dissolution of Grace. In the event of the termination of Mr. Costello's employment following a change in control, he would receive a multiple of the sum of his annual base salary plus bonus, pro rata bonus and LTIP awards, earned but unpaid compensation, and the balance of the LTIP awards for all Performance Periods during which the change in control took place. Mr. Costello's employment agreement was assumed by W.R. Grace & Co.-Conn. in connection with the Reorganization. The foregoing description of Mr. Costello's employment agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which has been filed with the SEC as an exhibit to Grace's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, and by reference to an amendment to such agreement, which has been filed with the SEC as an exhibit to New Grace's Current Report on Form 8-K filed on October 10, 1996.

RETENTION BONUS PROGRAM

      On February 4, 1996, the Grace Board of Directors adopted a Retention Bonus Program to encourage certain key employees to stay with the Company through the closing date of a possible spinoff, merger or sale. There were guaranteed award and contingent award components to the Retention Bonus Program. For executive officers, guaranteed awards were set at 75% to 150% of their respective annual salaries and were subject to the executive officer remaining with the Company through the above-described closing date. Contingent awards were based on the achievement of certain cash flow targets and the allocation of the contingent award pool was based on the relative contribution of the various businesses and departments to the consolidated results. For 1996, the cash bonus awards paid to Messrs. Swett, Grieco and Armstrong consisted solely of payments under the Retention Bonus Program. No further amounts are due or payable pursuant to the Retention Bonus Program.


SEVERANCE AGREEMENTS

      Certain key employees of the Company, including Messrs. Swett, Grieco and Armstrong, are covered by a Special Severance and Retention Program which was adopted on January 4, 1996. In the event their positions are eliminated before September 30, 1997, covered employees will be entitled to: (i) 52 weeks of salary; (ii) accelerated vesting of stock options held; (iii) pro rata vesting of any earned Performance Units in the Grace LTIP; (iv) a pro-rated annual incentive award, provided that their employment does not end in the first quarter of the year and that their performance merits such an award; (v) continuation of life insurance, medical, and dental coverage during the severance period if the affected employees continued their required contributions; (vi) a lump sum payment for any accrued but unused vacation; and
(vii) individual outplacement assistance. The plan does not apply in certain limited circumstances, such as voluntary resignation or termination for misconduct.


EXECUTIVE SALARY PROTECTION PLAN

      Prior to the Reorganization, the Company had an Executive Salary Protection Plan ("ESPP") for many years which was assumed by W.R. Grace & Co. - Conn in connection with the Reorganization. All executive and other officers of Grace participated in the ESPP, which provided that, in the event of a participant's death or disability prior to age 70, Grace would continue to pay all or a portion of base salary to the participant or a beneficiary for a period based on the participant's age at the time of death or disability. Payments under the ESPP could not exceed 100% of base salary for the first year and 50% thereafter in the case of death (60% in the case of disability). This description of the ESPP does not purport to be complete and is qualified in its entirety by reference to the text of the ESPP, as amended, which has been filed as an exhibit to the Grace's Annual Report on Form 10-K for the year ended December 31, 1996.


RESIGNATIONS OF EXECUTIVE OFFICERS

      Dr. Hampers entered into an agreement with Grace in June 1996 providing for the termination of his employment agreement and his severance agreement (see "Employment Agreements" above). His termination agreement also provided that (1) he would continue to receive salary and certain benefits, as specified in his employment agreement, through December 31, 1996 (including the use of a corporate aircraft and an option to purchase the aircraft at its fair market value); (2) effective January 1, 1997, he would be eligible to commence receiving the pension benefit contemplated by his employment agreement; (3) he would be entitled to participate in Grace's annual incentive compensation program for 1996 (however, no award was paid to him under such program for 1996); and (4) he would remain a participant in the LTIP for the 1994-1996 Performance Period and, on a pro rata basis, the 1995-1997 Performance Period.

      In connection with Mr. Kohnken's resignation as an executive officer of Grace on September 30, 1996, he entered into an agreement with Grace providing that (1) he would receive the severance payment included in "All Other Compensation" in the Summary Compensation Table above; (2) he would be considered for an annual incentive compensation award for 1996; (3) he would remain a participant in the LTIP, on a pro rata basis, for the 1994-1996, 1995-1997 and 1996-1998 Performance Periods; (4) certain restrictions on shares and stock options granted to him in 1991 would be removed, and any unvested options he held would become exercisable in full; and (5) his participation in Grace's split-dollar life insurance program would be terminated, although he could elect to purchase the policy by reimbursing Grace for the premiums paid on his behalf (approximately $323,000). The agreement also provided that he would receive amounts due him under other Grace plans and programs in accordance with their terms.

      The foregoing descriptions of the agreements with Dr. Hampers and Mr. Kohnken do not purport to be complete and are qualified in their entirety by reference to such agreements, which have been filed with the SEC as exhibits to Grace's Registration Statement on Form S-1 filed on August 5, 1996 (in the case of Dr. Hampers), and New Grace's Current Report on Form 8-K filed on October 10, 1996 (in the case of Mr. Kohnken).


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Prior to May 10, 1996, the Compensation Committee of Grace consisted of Messrs. Harold A. Eckmann, Thomas A. Holmes and Joe E. Phipps, as well as Edward
W. Duffy (who retired from the Board on that date) and Peter S. Lynch (who resigned from the Board on that date). In addition, Thomas L. Gossage, then chairman and chief executive officer of Hercules, Incorporated ("Hercules"), was a member of the Compensation Committee until his resignation from the Board in March 1996. On May 10, 1996, the Compensation Committee was reconstituted to consist of Messrs. Eckmann, Holmes, Phipps and Thomas A. Vanderslice. As noted above, Mr. Holmes served as acting president and chief executive officer of Grace for a two-month period in 1995. During 1996, the Company purchased approximately $428,000 of products from, and sold approximately $36,000 of products to, Hercules.

      Dr. Krick, Dr. Lipps, Mr. Klinger and Mr. Werle are each executive officers and directors of the Company and, as such, participate in the deliberations of the Company's Board of Directors concerning executive officer compensation. Each of such individuals is also a member of the Management Board of Fresenius Medical Care, and Dr. Krick and Mr. Werle are members of the Management Board of Fresenius AG. For information regarding certain transactions between the Company or its subsidiaries on the one hand and Fresenius Medical Care or Fresenius AG on the other, see "Certain Relationships and Related Transactions."


                        REPORT OF THE BOARD OF DIRECTORS
                        REGARDING EXECUTIVE COMPENSATION


      Except for information relating to the compensation of Dr. Ben J. Lipps, this report relates only to the compensation of the executives of the Company since September 30, 1996, when the undersigned persons were elected to the Board of Directors of the Company in connection with the Reorganization.

OVERALL PHILOSOPHY

      The Company's overall executive compensation philosophy is based on the premise that compensation should be aligned with and support the Company's business strategy and long-term goals, and that it should give employees incentives to enhance stockholder value. The key elements of executive compensation are base salary, annual cash incentive (bonus) awards and stock options for non-voting preference shares of Fresenius Medical Care, the Company's parent corporation. Base salary is intended primarily to reward past performance; annual cash bonus incentives are intended primarily to reward achievement of specific performance goals during the year; and stock options are designed primarily to foster an identity of interest between the employee and Fresenius Medical Care.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

      Dr. Lipps' compensation currently consists of a base salary and cash incentive (bonus) awards. Dr. Lipps' base salary was set under the terms of his employment agreement with Fresenius USA, Inc., which became a wholly-owned subsidiary of the Company in connection with the Reorganization. Dr. Lipps' base compensation under that agreement was based on competitive pay practices, his individual experience and breadth of knowledge and other subjective factors. Future increases to his base salary are expected to be determined primarily on the basis of his individual performance and contribution and involve the application of both quantifiable and subjective criteria. Dr. Lipps does not presently hold options under the FMC Plan but is eligible to receive awards under the FMC Plan. Dr. Lipps' annual cash incentive award for 1996 was paid based on the attainment of certain financial and individual performance targets which were set during 1996. Dr. Lipps abstained from all Board discussions and actions relating to his compensation.

COMPENSATION OF OTHER EXECUTIVE OFFICERS

      Dr. Lipps makes recommendations to the Board of Directors concerning the base salaries, annual cash incentive awards and stock option awards for the executive officers of the Company other than himself. Annual cash incentive awards are granted based on the achievement of financial targets and individual performance. The number of stock options to be granted to any particular executive is based primarily on that person's perceived ability to help the Company achieve its goals as well as that person's base salary and potential bonus.

RETENTION BONUS PROGRAM

            For 1996, the cash bonus awards paid to Messrs. Swett, Grieco and Armstrong consisted solely of payments under the Retention Bonus Program adopted by the Grace Broad of Directors on February 4, 1996. Such program was adopted to encourage certain key employees to stay with the Company through the closing date of a possible spinoff, merger or sale. No further amounts are due or payable pursuant to the Retention Bonus Program.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

            Section 162(m) of the Internal Revenue Code prohibits the Company from deducting annual compensation in excess of $1 million paid to executive officers named in the Summary Compensation Table of the Information Statement, unless such compensation is performance-based and satisfies certain other conditions. The Company intends to the extent practicable to qualify all payments of compensation under Section 162(m).


                                          William F. Grieco
                                          Ben J. Lipps
                                          Mathias R. Klingler
                                          Gerd Krick
                                          Geoffrey W. Swett
                                          Udo Werle



         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth as of April 24, 1997 certain information with respect to each person who is known by the Company to own beneficially more than 5% of each class of the voting securities of the Company, each director of the Company, each nominee for director of the Company, certain executive officers and all directors and officers of the Company as a group.


                                      SHARES
NAME AND ADDRESS OF BENEFICIAL     BENEFICIALLY    PERCENTAGE
OWNERS                                OWNED         OF CLASS
----------------------------------------------------------------
COMMON STOCK:

Fresenius Medical Care AG (1)
Borkenberg 14
61440 Oberursel
Germany                             90,000,000       100.0%
                                    ----------       -----
All directors and executive
officers as a group                     0              0
                                    ----------       -----

                                      SHARES
NAME AND ADDRESS OF BENEFICIAL     BENEFICIALLY    PERCENTAGE
OWNERS                                OWNED         OF CLASS
----------------------------------------------------------------
6% PREFERRED STOCK:

Grace Institute (2)
c/o Marine Midland Bank
P.O. Box 1329
Buffalo, New York 14240                 18,231        50.0%
                                    ----------       -----

Various former executive officers
and others, with respect to the
W.R. Grace & Co. Retirement
Plan for Salaried Employees (3)          9,648(T)(S)  26.5%
                                    ----------       -----
Lillius Gilchrest Grace Institute
(2) c/o Marine Midland Bank
P.O. Box 1329
Buffalo, New York 14240                  3,406         9.3%
                                    ----------       -----
All directors and executive
officers as a group                          0           0
                                    ----------       -----
CLASS A PREFERRED STOCK:

Namanco & Co.
P.O. Box 426
Exchange Place Station
69 Montgomery Street
Jersey City, New Jersey 07303            2,722        16.7%
                                    ----------       -----

All directors and executive
officers as a group                          0           0
                                    ----------       -----
CLASS B PREFERRED STOCK:

Namanco & Co.
P.O. Box 426
Exchange Place Station
69 Montgomery Street
Jersey City, New Jersey 07303            4,951        22.9%
                                    ----------       -----
Various former executive officers
and others, with respect to the
W.R. Grace & Co.  Retirement
Plan for Salaried Employees (3)            959(T)(S)   4.4%
                                    ----------       -----

                                      SHARES
NAME AND ADDRESS OF BENEFICIAL     BENEFICIALLY    PERCENTAGE
OWNERS                                OWNED         OF CLASS
----------------------------------------------------------------
All directors and executive
officers as a group.                         0           0
                                    ----------     -------
CLASS D PREFERRED STOCK:
                                    ----------     -------
Ben J. Lipps                               100         (4)
                                    ----------     -------
Robert W. Armstrong, III                   180         (4)
                                    ----------     -------
All directors and executive                280         (4)
officers as a group


(1) Fresenius AG owns 50.3% of the outstanding Fresenius Medical Care Ordinary Shares and none of the Fresenius Medical Care Preference Shares. The share capital of Fresenius AG consists of Fresenius AG Ordinary Shares and non-voting preference shares, nominal value DM 5 per share ("Fresenius AG Preference Shares"), both of which are issued only in bearer from. Accordingly, Fresenius AG has no way of determining who its shareholders are or how many shares any particular shareholder owns. However, under the German Stock Corporation and Securities Law, holders of voting securities of a German company listed on a stock exchange within the European Union are obligated to notify the company of certain levels of holdings.

      Fresenius AG has been informed that the Else Kroner-Fresenius-Stiftung (the "Foundation") owns 55.96% of the Fresenius AG Ordinary Shares. The Foundation serves to promote medical science, primarily in the fields of research and treatment of illnesses, including the development of apparatuses and preparations. The Foundation may promote only those research projects the results of which will be generally accessible to the public. The Foundation further serves to promote the education of physicians or of others concerned with the treatment and care of sick persons, primarily those working in the field of dialysis, as well as to promote the education of particularly gifted pupils and students. Effective March 1, 1997, the administrative board of the Foundation consists of Mr. Hans Kroner (Chairman), Mr. Hans Goring (Vice Chairman), Frankfurt/Main and Professor Dr. Volker Lang, Gauting. Until May 1, 1996, Mr. Kroner was a member of the Supervisory Board of Fresenius AG (the "Fresenius AG Supervisory Board"). Pursuant to the terms of the will of the late Mrs. Else Kroner, under which the Foundation acquired most of its shares, Mrs. Kroner's executors exercise voting and dispositive power over the shares held by the Foundation. The executors under Mrs. Kroner's will are Mr. Kroner, Dr. Alfred Stiefenhofer and Dr. Karl Schneider. Mr. Kroner's address is Dipl. Volkswirt Hans Kroner, Postfach 1852, 61288 Bad Homburg v.d.H., Germany. Dr. Stiefenhofer's address is Norr, Stiefenhofer & Lutz, Brienner Strasse 28, 80333 Munich, Germany. Dr. Stiefenhofer is

Chairman of the Fresenius AG Supervisory Board. Dr. Schneider's address is Dr. Schneider, Werderstrasse 42, 68165 Mannheim, Germany. Dr. Schneider is a member of the Fresenius AG Supervisory Board. Fresenius AG has been informed that AW-Beteiligungs-GmbH ("AW") owns 9% of the Fresenius AG Ordinary Shares and 11.25% of the Fresenius AG Preference Shares, and that H.O.F.-Beteiligungs-GmbH ("HOF") owns 22.4% of the Fresenius AG Ordinary Shares. According to published reports, HOF is 50%-owned by Dresdner Bank AG and 50%-owned by the Foundation. Pursuant to a pooling agreement relating to the shares held by AW and HOF, the Foundation has voting power over the shares held by AW and HOF. Accordingly, through (i) their dispositive power over the shares of Fresenius AG held by the Foundation and (ii) their power to direct the vote of the shares held by the Foundation (including the shares subject to the pooling agreement), Mr. Kroner, Dr. Stiefenhofer and Dr. Schneider may be deemed to beneficially own (under the rules of the Commission, as distinguished from the German concept of beneficial ownership), 87.36% of the voting shares of Fresenius AG.

(2)  This entity is not affiliated with the Company.

(3) W. R. Grace & Co.-Conn. assumed sponsorship of the W. R. Grace & Co. Retirement Plan for Salaried Employees in connection with the Reorganization.

(4)  Less than 1%.

(T) Shares owned by trust and other entities as to which the person has the power to direct voting and/or investment.

(S) Shares as to which the person shares voting and/or investment power with others.


OWNERSHIP AND TRANSACTIONS REPORTS

      Under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's directors, certain of its officers, and beneficial owners of more than 10% of the outstanding shares of a class of the Company's equity securities registered under the Exchange Act are required to file reports with the SEC and the New York Stock Exchange concerning their ownership of and transactions in the shares of such class; such persons are also required to furnish the Company with copies of such reports. Based solely upon the reports and related information furnished to the Company, the Company believes that all such filing requirements were complied with in a timely manner during and with respect to 1996. The Company's current directors and executive officers were not subject to such reporting requirements during 1996, but became subject to such requirements in connection with the registration of the Company's Class D Preferred Stock under the Securities Exchange Act of 1934.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      As described above, Fresenius Medical Care acquired all of the Common Stock of the Company in connection with the closing of the Reorganization on September 30, 1996.

Accordingly, the Company has entered into certain relationships and related transactions with Fresenius Medical Care and Fresenius AG.


INVESTMENTS BY FRESENIUS MEDICAL CARE

      Fresenius Medical Care is the beneficial owner of all 90,000,000 outstanding shares of the Company's Common Stock. Fresenius Medical Care owns no shares of the Company's Preferred Stock.

      The practical effect of its ownership of all outstanding shares of the Company's Common Stock is to give Fresenius Medical Care an absolute majority of the voting power attributable to the Company's voting securities with respect to all matters in which the classes vote together. Accordingly, Fresenius Medical Care possesses the ability, through its voting power and its power to elect a majority of the Company's directors, to approve any actions requiring the vote of the Company's shareholders, other than matters which materially affect the rights of the holders of a particular class.


GUARANTEES OF THE COMPANY

      The Company has executed a Subsidiary Guarantee in connection with a Senior Subordinated Indenture dated as of November 27, 1996 (the "Indenture"), under which Fresenius Medical Care was the Issuer. The Indenture was executed in connection with the offering of 9% Trust Preferred Securities of Fresenius Medical Care Capital Trust, a statutory business trust formed under the laws of the State of Delaware. The proceeds of the offering of the 9% Trust Preferred Securities were used to purchase 9% Subordinated Notes of Fresenius Medical Care, and thereafter to repay indebtedness under a Credit Agreement entered into by NMC and a syndicate of banks in connection with the Reorganization.


MATERIAL CONTRACTS BETWEEN FRESENIUS AG AND FRESENIUS USA AND BETWEEN FRESENIUS MEDICAL CARE AND FRESENIUS USA

      Prior to the Reorganization, Fresenius AG and Fresenius USA were parties to numerous contracts and transactions with each other, both in the ordinary course of business and otherwise. Fresenius Medical Care acquired all of Fresenius AG's rights under such contracts and transactions. The following summarizes such contracts and transactions during the three years ended December 31, 1996.

      Technology. Pursuant to a technology license and know-how agreement, dated April 22, 1994, Fresenius AG granted Fresenius USA an exclusive North American license for the technology, processes and know-how for the manufacture of polysulfone dialyzers, and Fresenius USA agreed to pay Fresenius AG royalties of 4.5% on Fresenius USA's net sales of dialyzers produced by it for a 10-year period beginning January 1, 1996. Fresenius USA also obtained the contractual right to Fresenius AG's know-how relating to certain peritoneal dialysis products incorporating the Safe-Lock(R) technology in the U.S., Canada and Mexico. This license was acquired by Fresenius Medical Care in connection with the Reorganization.

      Products. During 1996, 1995 and 1994 Fresenius USA purchased $41.3 million, $90.6 million and $63.5 million, respectively, of hemodialysis equipment and supplies from Fresenius AG prior to the Reorganization and from Fresenius Medical Care following the Reorganization. Such products were initially purchased pursuant to a distribution agreement entered into in 1991 and under which Fresenius USA acted as sole North American distributor for Fresenius AG products for treatment of ESRD by hemodialysis. Prices charged under that agreement were negotiated each year by the parties based on Fresenius AG's estimated costs and desired profit margins, taking into account the competitive environment in the U.S. market, and did not exceed the average of the prices charged to Fresenius AG's other affiliated distributors. By its terms, this distribution agreement terminates on the earlier of December 31, 2011 or the date Fresenius AG loses the power to elect 51% of the Fresenius USA Board. Fresenius AG assigned this distribution agreement to Fresenius Medical Care in connection with the Reorganization. In 1994, Fresenius USA and Fresenius AG entered into a distribution agreement for certain of Fresenius AG's intensive care and diagnostic products, including the Fresenius AS 104 Cell Separator. Fresenius USA plans to transfer this business to Fresenius AG. Also during 1996, 1995 and 1994, Fresenius USA sold products to Fresenius AG and certain of its subsidiaries having aggregate sales prices of approximately $1.3 million, $2.5 million and $4.0 million, respectively.

      During 1996, NMC purchased $50.0 million of hemodialysis equipment and supplies from Fresenius AG (including Fresenius USA) prior to the Reorganization and from Fresenius Medical Care following the Reorganization.

      Financial Support. Prior to the Reorganization, Fresenius AG provided substantial financial support to Fresenius USA. Fresenius AG provided support for a letter of credit obtained in connection with Fresenius USA's acquisition of the renal dialysis business (other than the Calcijex(R) product line and certain other excluded assets) of Abbott Laboratories ("Abbott") in the U.S., Australia and New Zealand (the "Abbott Acquisition"), provided credit support to assist Fresenius USA in obtaining short-term lines of credit and participated in and assisted with Fresenius USA's foreign exchange contracts. Fresenius AG also participated in letters of credit in connection with Fresenius USA's industrial revenue bonds until these bonds were prepaid in 1994.

      As compensation for these services, Fresenius USA paid Fresenius AG an aggregate fee of $336,000, the final installment of which was paid in 1994. In addition, in February 1993, as consideration for certain past comfort letters given in support of certain short-term borrowings and Fresenius AG's commitment to provide up to $40 million of credit support in connection with the Abbott Acquisition, Fresenius USA issued Fresenius AG a warrant to purchase 1,700,000 shares of Fresenius USA Common Stock at an exercise price of $8.00 per share, and granted Fresenius AG a sublicense with respect to Abbott peritoneal dialysis products for Europe, Central and South America, Australia and New Zealand. This license is now held by Fresenius Medical Care. In April 1994, in exchange for its agreement to provide support for a $25 million long-term line of credit for use in completing and equipping Fresenius USA's dialyzer manufacturing facility in Ogden, Utah, Fresenius USA issued to Fresenius AG a 10-year warrant for the purchase of 50,000 shares of Fresenius USA Common Stock at an exercise price of $10.57 per share. If Fresenius USA had actually utilized this line of credit, this warrant would have become exercisable for an additional 1,012,500 shares of Fresenius USA Common Stock at the same price per share. This line of credit is no longer available to Fresenius USA.

      In June 1996, Fresenius AG exercised warrants it acquired in connection with the Abbott Acquisition to purchase 1,515,221 shares of Fresenius USA Common Stock at $8.00 per share, for an aggregate purchase price of $12,121,768. The proceeds were used by Fresenius USA to repurchase options to purchase Fresenius USA Common Stock and shares of Fresenius USA Common Stock from certain employees and executive officers of Fresenius USA, including Dr. Ben Lipps, President and Chief Executive Officer of Fresenius USA. See " Relationships and Transactions with Directors and Executive Officers--Securities Repurchases" below.

      Election of Directors. Until June 26, 1996, Fresenius AG was the beneficial owner of all 200,000 outstanding shares of the Fresenius USA Series F Preferred Stock. Under the terms of the 1987 agreement under which such stock was purchased and the Restated Articles of Organization and By-laws of Fresenius USA, holders of the Fresenius USA Series F Preferred Stock had certain special rights, including the right to elect a majority of the Fresenius USA Board and the right reasonably to object to any nominee for director to be elected by the holders of Fresenius USA Common Stock. Pursuant to the rights granted to the holders of the Fresenius USA Series F Preferred Stock, a majority of the directors of Fresenius USA were, from 1989 until consummation of the Reorganization, elected solely by Fresenius AG. Fresenius AG converted the Fresenius USA Series F Preferred Stock into 3,129,883 shares of Fresenius USA Common Stock on June 26, 1996.


RELATIONSHIPS AND TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

      The following are descriptions of certain relationships and transactions between the Company and its directors and executive officers (or members of their families) and/or, businesses with which they are affiliated. See "Executive Compensation -- Directors' Compensation and Consulting Arrangements" for a discussion of certain other relationships and related transactions.

      Securities Repurchases. On May 6, 1996, the Fresenius USA Compensation Committee voted to accelerate the vesting of all outstanding unvested options under the Fresenius USA 1987 Stock Option Plan held by officers of Fresenius USA subject to Section 16(b) of the Exchange Act, including Dr. Lipps, resulting in the acceleration of the vesting of 50,000 options held by Dr. Lipps and 12,000 options held by such officers. In June 1996, Dr. Lipps exercised options to purchase 120,000 shares of Fresenius USA Common Stock at $3.125 per share, and options to purchase 125,000 shares of Fresenius USA Common Stock at $7.125 per share and sold such shares and 80,000 additional shares of Fresenius USA Common Stock held by him to Fresenius USA at $18.00 per share. In September 1996, Dr. Lipps sold options to purchase 450,000 shares of

Fresenius USA Common Stock to Fresenius USA at a price of $5.25 per option ($2,362,500 in the aggregate). Such 450,000 options, together with the 245,000 options exercised by him prior to his sale of the underlying shares to Fresenius USA, represented all of the options to purchase Fresenius USA Common Stock held by him.

      Fresenius USA in June 1996 also purchased from other Fresenius USA employees 15,200 shares of Fresenius USA Common Stock at $18.00 per share and a total of 555,045 options to purchase Fresenius USA Common Stock at a purchase price equal to the excess of $18.00 over the relevant option exercise price, for an aggregate purchase price of $6,181,820. Funds for the purchase of such shares and options were obtained by Fresenius USA from the proceeds of the price paid by Fresenius AG for the exercise of warrants to purchase Fresenius USA Common Stock.

      Contemporaneously with the closing of the Reorganization, Abbott surrendered certain warrants (the "Abbott Warrants") to purchase 875,000 shares of Fresenius USA Common Stock, and Fresenius USA paid Abbott $11,812,500 (equal to the product of such number of shares and the excess of $21.50 over $8.00, the exercise price of the Abbott Warrants). The Fresenius Medical Care Ordinary Shares underlying the Fresenius Medical Care Ordinary ADSs issuable in respect of the remaining shares of Fresenius USA Common Stock issuable upon exercise of such Abbott Warrants (comprising approximately 324,342 Fresenius Medical Care Ordinary Shares) were issued to Fresenius AG in connection with the closing of the Reorganization. Fresenius AG agreed that upon Abbott's exercise of the warrants, Fresenius AG will deliver to Abbott the Fresenius Medical Care Ordinary Shares (or, at Abbott's election, Fresenius AG will deliver such Fresenius Medical Care Ordinary Shares to the Depositary against issuance of Fresenius Medical Care Ordinary ADRs evidencing the appropriate number of Fresenius Medical Care Ordinary ADSs) issuable in accordance with the terms of such Abbott Warrants. The exercise price payable upon exercise of the Abbott Warrants will be retained by Fresenius AG and, if the Abbott Warrants expire unexercised, Fresenius AG will retain the Fresenius Medical Care Ordinary Shares issued to it in respect of such Abbott Warrants. Fresenius Medical Care assumed Fresenius USA's obligations under a Registration Rights Agreement between Fresenius USA and Abbott, as a result of which Abbott is entitled to require Fresenius Medical Care to register under the Securities Act the Fresenius Medical Care Ordinary ADSs issued to Abbott upon the exercise of such Abbott Warrants.

      Commercial Transactions. Mr. Costello, former Chairman, President and Chief Executive Officer of Grace, is a director of Becton, Dickinson and Company ("Becton Dickinson") and FMC Corporation ("FMC"). During 1996, various units of the Company purchased approximately $3.3 million of materials and/or products from, and sold approximately $556,000 of materials and/or products to, units of Becton Dickinson. In addition, during 1996 various units of the Company purchased approximately $3.1 million of materials and/or products from, and sold approximately $171,000 of materials and/or products to, FMC.

      Thomas L. Gossage was a director of Grace from July 1995 to March 1996, during which time he was chairman and chief executive officer of Hercules. During 1996, the

Company purchased approximately $428,000 of products from, and sold approximately $36,000 of products to, Hercules.

      The foregoing transactions were in the ordinary course of business and were on terms Grace believed to be similar to those with unaffiliated parties.

      Under his employment agreement and the terms of his resignation (see "Employment Agreements" and "Resignations of Executive Officers" under the heading "Compensation"), Dr. Hampers was previously granted an option to purchase, for its fair market value, a Gulfstream IV aircraft owned by Grace. In August 1996, Dr. Hampers purchased the aircraft for $19 million. This price was based upon independent parties' estimates of the fair market value of the aircraft.

      Loans to Officers. W. R. Grace & Co.-Conn. previously made a $350,000 interest-free loan to Mr. Lempereur in connection with his relocation to Florida.

      Loans to Officers under FMC Plan. To comply with German corporate law requirements, award grants under the FMC Plan are in the form of non-assignable and non-transferable convertible bonds ("Bonds") and a corresponding nonrecourse employee loan from Fresenius Medical Care ("Employee Loans") secured solely by the Bonds with respect to which it was made. The Bonds have a (Deutschemark (DM) denominated) face amount equal to the aggregate nominal
(par) value of the Fresenius Medical Care Preference Shares into which the Bonds are convertible (in the form of Preference Shares or ADSs) and bear interest at a rate determined by the Fresenius Medical Care Management Board. The Employee Loans have a DM denominated principal amount equal to the related Bonds and bear interest at the same rate. On conversion of a Bond, the employee (if a U.S. citizen or resident) will pay the fair market value (determined as of the day following the date of grant) of the underlying ADSs. A portion of the conversion payment will be used to repay the Employee Loan, and interest on the Employee Loan will be offset by interest payable on the Bonds. Because the terms of the Employee Loan and Bond match in all respects, award recipients pay nothing and receive nothing with respect to the Bonds and the Employee Loans. A ruling from the Internal Revenue Service has been requested that these arrangements are the functional equivalent of nonqualified employee stock options, and Bonds may not be converted until a satisfactory ruling has been received. In connection with the grant of awards under the FMC Plan in January 1997, Employee Loans were made to Messrs. Swett, Grieco and Armstrong of DM 166,666.66, DM 83,333.33 and DM 66,666.66,
respectively.

      Legal Proceedings; Indemnification. Grace and former members of the Grace Board of Directors (as well as J. P. Bolduc, who resigned as president and chief executive officer and a director of Grace in March 1995), are defendants in a case entitled Weiser, et al. v. Grace, et al. pending in New York State Supreme Court, New York County. The consolidated amended complaint in this lawsuit, which purports to be a derivative action (i.e., an action brought on behalf of the Company), alleges, among other things, that the individual defendants breached their fiduciary duties to Grace (1) by providing J. Peter Grace, Jr. (the chairman and a director of Grace until his death in April 1995) with certain compensation arrangements upon his voluntary retirement as Grace's chief executive officer in 1992 and (2) by approving Mr. Bolduc's severance arrangements, and that Messrs. Grace and Bolduc breached their fiduciary duties by accepting such benefits and payments. The lawsuit seeks unspecified damages, the cancellation of all allegedly improper agreements, the cancellation of the retirement plan for nonemployee directors, the return of all remuneration paid to the directors who are defendants while they were in breach of their fiduciary duties to Grace, attorneys' and experts' fees and costs, and such other relief as the Court deems proper.

      In 1995, nine purported class action lawsuits were brought against Grace and certain of its officers and directors in various federal courts. These lawsuits have been consolidated in a case entitled Murphy, et al. v. W.R. Grace & Co., et al. No. 95-CV-9003(JFK) (the "Murphy Action"), which is pending in the U.S. District Court for the Southern District of New York. The first amended class action complaint in this lawsuit, which purports to be a class action on behalf of all persons and entities who purchased publicly traded securities of Grace during the period from March 13, 1995 through October 17, 1995, generally alleges that the defendants violated federal securities laws by concealing information and issuing misleading public statements and reports concerning NMC's financial position and business prospects, a proposed spin-off of NMC, and the matters that are the subject of an investigation by the Office of the Inspection General of the U.S. Department of Health and Human Services and an investigation by a federal grand jury in the District of New Jersey. The Murphy Action seeks unspecified damages, attorneys' and experts' fees and costs and such other relief as the court deems proper.

      In October 1995, a purported derivative lawsuit was filed in the U.S. District Court for the Southern District of Florida, Northern Division against Grace, certain of its directors and its former President and Chief Executive Officer, alleging, inter alia, that such individuals breached their fiduciary duties by failing to properly supervise the activities of NMC in the conduct of its business (Bennett v. Bolduc, et al. 95-8638-CIV-MORENO). In December 1995, the plaintiff in this action filed a new action, based on similar allegations, in the U.S. District Court for the Southern District of New York (Bennett v. Bolduc, et al. 95-CV-10737 (AGS)) (the "Bennett Action"). The action in Florida has been dismissed in favor of the Bennett Action. A second action making similar allegations was filed in October 1995 in New York State Supreme Court, New York County (Bauer v. Bolduc, et al. 95-125751). This action has been stayed in favor of the Bennett Action, which has been consolidated, for discovery purposes only, with the Murphy Action described above. The complaint in the Bennett Action seeks unspecified damages, attorneys' and experts' fees and costs and such other relief as the court deems proper. Pursuant to a case management order issued by the Court in February 1996, the parties in the consolidated litigation have begun discovery, including the exchange of documents. The parties are currently exploring the possibility of settlement before engaging in further discovery, and mediation has been proposed as a possible method of dispute resolution. The outcomes of these actions cannot be predicted, although the Company, NMC and the individual defendants believe that they have substantial defenses to the claims asserted.

      In February 1996, a purported class action was filed in New York State Supreme Court, New York County, against Grace and certain of its current and former directors, alleging that the defendants breached their fiduciary duties, principally by failing to provide internal financial data concerning NMC and by failing to negotiate with certain other companies that had made proposals for business combinations involving NMC (Rosman v. W. R. Grace, et al. 96-102347). The lawsuit seeks injunctive relief ordering defendants to carry out their fiduciary duties and preventing or rescinding the Reorganization or any related transactions with Fresenius AG, unspecified monetary damages, an award of plaintiff's attorneys' and experts' fees and costs, and such other relief as the court may deem just and proper. The plaintiff has not taken any steps to prosecute the action since it was filed. The defendants believe this lawsuit is without merit.

      Grace was previously notified that the SEC had issued a formal order of investigation with respect to Grace's prior disclosures regarding benefits and retirement arrangements provided to J. Peter Grace, Jr. and certain matters relating to J. Peter Grace III, a son of J. Peter Grace, Jr. The Company is cooperating with the investigation. The outcome of this investigation and its impact, if any, on the Company cannot be predicted at this time.

      In April 1996, Grace received a formal order of investigation issued by the SEC directing an investigation into, among other things, whether Grace violated the federal securities laws by filing periodic reports with the SEC that contained false and misleading financial information. Pursuant to this formal order of investigation, Grace received a subpoena from the Southeast Regional Office of the SEC requiring Grace to produce documents relating to reserves (net of applicable taxes) established by Grace and NMC during the period from January 1, 1990 to the date of the subpoena (the "Covered Period"). The Company believes that all financial statements filed by Grace with the SEC during the

Covered Period, including the financial statements of NMC included in the NMC Form 10 filed with the SEC on September 25, 1995, and the consolidated financial statements of Grace filed in Grace's Annual Report on Form 10-K for the year ended December 31, 1995 (all of which financial statements, other than unaudited quarterly financial statements, were covered by unqualified opinions issued by Price Waterhouse LLP, independent certified public accountants), have been fairly stated, in all material respects, in conformity with US GAAP. The Company and NMC are cooperating with the SEC. The Company has recently received a subpoena from the SEC requesting the production of certain corporate records and personnel materials. The outcome of this investigation and its impact, if any, on the Company or NMC cannot be predicted at this time.

      W. R. Grace & Co.-Conn. has indemnified the Company and its affiliates for any losses related to these lawsuits and investigations.

      Dr. Hampers has instituted a lawsuit against the Company, W.R. Grace & Co.
- Conn. and NMC alleging that he is entitled to certain additional retirement benefits under his employment agreement and the terms of his resignation (see "Employment Agreements" and "Resignations of Executive Officers" under "Compensation" for additional information).


                         INDEPENDENT PUBLIC ACCOUNTANTS

      KPMG Peat Marwick LLP have been selected as the Company's independent public accountants and auditors for 1997. Management of the Company expects that representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and respond to appropriate questions.


CHANGES IN THE COMPANY'S CERTIFYING ACCOUNTANT

            Effective September 30, 1996, and in connection with the consummation of the Reorganization, the Company dismissed Price Waterhouse LLP as its independent accountants. The reports of Price Waterhouse LLP on the financial statements of the Company for the prior two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits for the fiscal years 1995 and 1994 and through March 31, 1997, there have been no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements if not resolved to the satisfaction of Price Waterhouse LLP, would have caused them to make reference thereto in their report on the financial statements for such years. Subsequent to September 30, 1996, Price Waterhouse LLP has not performed accounting services for the Company other than (A) reissuance of its audit report (and issuance of its related consent) with respect to the Company's consolidated balance sheets as of December 31, 1995 and 1994 and the related consolidated statements of earnings and cash flows for each of the three years in the period ended December 31, 1995 in connection with the filing of registration statements under the Securities Act of 1933 by Fresenius Medical Care, and (B) reissuance of its audit report with respect to the Company's consolidated balance sheet as of December 31, 1995 and the related consolidated statements of earnings and cash flows for each of the two years in the period ended December 31, 1995 in connection with the filing of the Company's 1996 Annual Report on Form 10-K. During the fiscal years 1995 and 1994 and through September 30, 1996, no events required to be reported under SEC Regulation S-K Item 304(a)(1)(v) occurred. On March 25, 1997, the Company requested that Price Waterhouse LLP furnish it with a letter addressed to the SEC stating whether or not Price Waterhouse LLP agrees with the above statements. A copy of such letter from Price Waterhouse LLP has been filed as an exhibit to Form 8-K filed by the Company with the SEC on March 27, 1997 and may be inspected at the Public Reference Room of the SEC.

            Subsequent to the consummation of the Reorganization, pursuant to which the Company became a subsidiary of Fresenius Medical Care, the Company engaged KPMG Peat Marwick LLP as its independent accountants. The dismissal of Price Waterhouse LLP and the engagement of KPMG Peat Marwick LLP were approved by Fresenius Medical Care and ratified by the Company's Board of Directors on March 27, 1997, which such change of accountants was effective as of September 30, 1996. Prior to the Reorganization, KPMG Peat Marwick LLP were the independent accountants for Fresenius USA and KPMG Deutsche-Treuhand Gesellschaft ("KPMG D-TG") were the independent accountants for Fresenius AG. KPMG D-TG are currently the independent accountants for Fresenius Medical Care and Fresenius AG. In connection with the engagement of KPMG Peat Marwick LLP, the Company and Fresenius Medical Care consulted with KPMG Peat Marwick LLP and KPMG D-TG concerning the accounting treatment of the Reorganization. In accordance with the advice of KPMG Peat Marwick LLP, the Reorganization has been accounted for as a purchase of the Company by Fresenius Medical Care.


                                  OTHER MATTERS

FORM 10-K

      The Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed by the Company with the SEC, is being provided to you with this Information Statement. ADDITIONAL COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, MAY BE OBTAINED WITHOUT CHARGE BY CONTACTING THE SECRETARY OF THE COMPANY, TWO LEDGEMONT CENTER, 95 HAYDEN AVENUE, LEXINGTON, MASSACHUSETTS 02173
(TELEPHONE: (617) 402-9000).

OTHER BUSINESS

      The Company does not know of any other business that will be presented for consideration at the Annual Meeting. However, if any other business should come before the Annual Meeting, management of the Company will have discretion to act in accordance with its best judgment.


PROPOSALS FOR 1998 ANNUAL MEETING

      Any shareholder wishing to submit a proposal for inclusion in the Proxy Statement for the 1998 Annual Meeting pursuant to the shareholder proposal rules of the SEC should submit the proposal in writing to William F. Grieco, General Counsel and Secretary, Fresenius National Medical Care Holdings, Inc., Two Ledgemont Center, 95 Hayden Avenue, Lexington, Massachusetts

02173. The Company must receive a proposal by January 11, 1998 in order to consider it for inclusion in the 1998 Proxy Statement.

      In addition, the Company's By-laws require that shareholders give advance notice and furnish certain information to the Company in order to bring a matter of business before an annual meeting or to nominate a person for election as a director. Any communication relating to those By-law provisions should be directed to Mr. Grieco at the above address.

                                   APPENDIX A

                           CERTIFICATE OF AMENDMENT OF
                        THE CERTIFICATE OF INCORPORATION
                OF FRESENIUS NATIONAL MEDICAL CARE HOLDINGS, INC.
                        UNDER SECTION 805 OF THE BUSINESS
                                 CORPORATION LAW



      The undersigned, being the President and the Secretary, respectively, of Fresenius National Medical Care Holdings, Inc., hereby certify that:

      1. The name of the corporation is FRESENIUS NATIONAL MEDICAL CARE HOLDINGS, INC. (the "CORPORATION"). The Corporation was formed under the name
W. R. Grace & Co.-New York, subsequently renamed W. R. Grace & Co., and then renamed Fresenius National Medical Care Holdings, Inc.

      2. The Certificate of Incorporation of the Corporation was filed by the Department of State on the 23rd day of March, 1988.

      3.    This Certificate of Amendment has been duly authorized, pursuant to
Section 803 of the Business Corporation Law of the State of New York, by a vote of at least a majority of the members of the Board of Directors of the Corporation, followed by the vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders duly called for such purpose.

      4. (i) The Certificate of Incorporation is amended to change the name of the Corporation.

      5. (i) Article FIRST of the Certificate of Incorporation of the Corporation is hereby amended to be as follows:

      FIRST:  The name of the Corporation is

            FRESENIUS MEDICAL CARE HOLDINGS, INC.

      6. (i) The Certificate of Incorporation is amended to change the number of directors and eliminate their classification over time.

         (ii) Article FIFTH, paragraph (a) of the Certificate of Incorporation of the Corporation is hereby amended to read as follows:

      FIFTH: (a) The number of directors constituting the entire Board of Directors of the Corporation shall be such number, not less than three nor more than nine, as may be fixed from time to time by a majority of the entire Board, except that no such action shall shorten the term of any incumbent director.

        (iii) Article FIFTH, paragraph (b) of the Certificate of Incorporation of the Corporation is hereby amended to read as follows:

              (b) The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III until the 1999 annual meeting, at which time directors will no longer be referred to or designated by class. Until such time as classification is eliminated, each class shall consist of approximately one-third of the entire Board. The initial Class I directors shall hold office until the 1990 annual meeting of shareholders, the initial Class II directors shall hold office until the 1991 annual meeting of shareholders, and the initial Class III directors shall hold office until the 1989 annual meeting of shareholders, and in each case until their respective successors have been elected and have qualified. At each succeeding annual meeting of shareholders, beginning in 1989, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Commencing in 1997, successors to the class or classes of directors whose term or terms expire at that annual meeting shall be elected for a term that shall commence at such annual meeting and shall hold office until the next annual meeting of shareholders and until their successors have been elected and have qualified. At each succeeding annual meeting of shareholders, beginning in 1999, all directors shall be elected for a term that shall commence at such annual meeting and shall hold office until the next annual meeting of shareholders and until their successors have been elected and have qualified, and directors shall no longer be referred to or designated by class.

      IN WITNESS WHEREOF, we have signed this Certificate of Amendment on this ____ day of __________, 1997 and we affirm the statements contained therein as true under penalties of perjury.

                                    FRESENIUS NATIONAL MEDICAL CARE
                                    HOLDINGS, INC.



                                    ---------------------------------------
                                    Name:   Ben J. Lipps
                                    Title:  President



                                    ---------------------------------------
                                    Name:   William F. Grieco
                                    Title:  Secretary


                                       A-2